Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND

SERIES B COMMON STOCK PURCHASE WARRANT

This Amendment to Securities Purchase Agreement and Series B Common Stock Purchase Warrant (the “Amendment”) is entered into by and between (the “Holder”) and Rani Therapeutics Holdings, Inc. (the “Company”), effective as of July 23, 2024 (“Amendment Effective Date”).

Whereas, Company issued to Holder on July 23, 2024 a Series B Common Stock Purchase Warrant (the “Series B Warrant”) in accordance with that certain Securities Purchase Agreement, dated July 22, 2024, among the Company and Holder (the “Purchase Agreement”); and

Whereas, Company and Holder desire to amend the Purchase Agreement and Series B Warrant as set forth herein.

Now, Therefore, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Holder, intending to be legally bound, do hereby agree as follows:

1.
Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
2.
Fundamental Transaction. The definition of “Black Scholes Value” as set forth in Section 3(d) (Fundamental Transaction) of the Series B Warrant is hereby amended and replaced, effective as of the Amendment Effective Date, as follows:

““Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable contemplated Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and, (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.”

3.
Subsequent Equity Sales. Section 4.11(a) of the Purchase Agreement is hereby amended and replaced, effective as of the Amendment Effective Date, as follows:

“From the date hereof until ninety (90) days after the Closing Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the Prospectus Supplement or the filing of a registration statement on Form S-8 in connection with any employee benefit plan.”

4.
No Further Amendment. Except as amended by this Amendment, the Purchase Agreement and the Series B Warrant remain unaltered and shall remain in full force and effect.
5.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Purchase Agreement.

(Signature Page Immediately Follows)

IN WITNESS WHEREOF, each of Company and Holder have caused this Amendment to be executed by a duly authorized representative.

RANI THERAPEUTICS HOLDINGS, INC.

By: /s/ Svai Sanford

Name: Svai Sanford

Title: CFO

Date: 09/23/2024

By:

Name:

Title:

Date: September 22, 2024